Exhibit 10.44

John A. Lederer

Chairman and Chief Executive Officer

November 9, 2008

Mr. Frank V. Scorpiniti

249 Golf Links St.

Pleasant Hills, CA 94523

Dear Frank:

This letter will confirm an offer of employment to you by Duane Reade Inc. (the “Company.”)

Terms of Employment. Your initial assignment will be as Senior Vice President, Pharmacy, reporting directly to Mr. John A. Lederer, Chairman and Chief Executive Officer.  In such position, you will have such authorities, responsibilities and duties customarily exercised by a person holding that position, including, without limitation, responsibility for the complete pharmacy operations, as traditionally defined, including all aspects of such. You will be based at our headquarters office located in New York, NY.

Subject to the terms and conditions of this offer letter, your employment with the Company shall be effective for a term commencing on December 1, 2008 (the “Effective Date”) and shall continue until terminated by either you or the Company in accordance with the provisions of this offer letter.

Your initial salary will be at an annual rate of $400,000.00, to be paid in bi-weekly installments of $15,384.62, subject to annual review by Mr. Lederer.  Future salary increases will be at the discretion of the Company and based on demonstrated job performance in accordance with Company policy and practice.

The Company offers an executive benefit program in which you will be able to participate, subject to the terms of eligibility for the individual benefit plans.  Those plans include a 401(k) program, major medical benefits, Company paid life and disability programs and other welfare benefit packages.  You will receive four (4) weeks of paid vacation each calendar year subject to restrictions of your job requirements.  Please be aware that Company’s vacation policy does not allow carryover of vacation from year to year.  Therefore, if the four weeks are not taken they are forfeited each year.

Executive Offices:   440 9th Avenue, New York, NY 10001

Telephone 212-273-5704       FAX:  917-351-0392

As a senior executive of the Company, you will be eligible to participate in the Company’s performance incentive plan and will have the opportunity to receive an annual cash bonus pursuant to the terms of that plan of between fifty percent (50%) and one hundred and fifty percent (150%) of your annual salary rate, determined as follows: 50% of your annual salary will be paid upon achievement of the “threshold target,” 100% of your annual salary will be paid upon achievement of the “target,” 150% of your annual salary will be paid upon achievement of the “maximum target” and no bonus will be paid if the “threshold target” is not achieved.  The amount of your bonus will be determined based on a straight-line interpolation for achievement between the “threshold target” and “maximum target”.  The plan targets are set by the Company’s Board of Directors and compensation committee annually and are typically based on the attainment of Company performance towards EBITDA targets and your individual performance towards goals mutually set between you and the Chief Executive Officer.  It is anticipated that with respect to the Company, the “threshold target” will require achievement of 95% of the annual EBITDA targets, the “target” will require achievement of 100% of the annual EBITDA targets, and the “maximum target” will require achievement of 105% of the annual EBITDA targets.  While the structure of this annual cash bonus will be generally similar to the bonus structure applicable to other similarly situated members of senior management, all specific terms of any annual cash bonus are subject to future modification at the discretion of the Chief Executive Officer and the Board of Directors.  Subject to your continued employment with the Company, if you do not receive your annual bonus for calendar year 2008 from your current employer, you will be entitled to receive a make-whole bonus such that the total aggregate bonus amount received by you from both your current employer and the Company with respect to calendar year 2008 will be equal to $66,000.  Subject to your continued employment with the Company, you will be entitled to receive a guaranteed minimum bonus with respect to calendar year 2009 equal to 50% of your base salary.  Actual incentive payments will be paid yearly on the same date that the Company makes such payments to other members of its senior management, usually at the end of the first quarter of the year immediately following the year for which the bonus is payable, after Board approval and subject to your continued employment with the Company on each such date and having not given or received a notice of termination before the close of the fiscal year in respect of which the annual bonus is to be paid.  As with other executive benefits programs, eligibility and participation are subject to the specific provisions of the plan.

As an executive, you will be eligible to participate in the Company’s 2004 Management Stock Option Plan.  Subject to the terms and conditions of that plan, on the Effective Date you will receive an initial grant of options to acquire twenty thousand (20,000) shares of Company stock at an exercise price of one hundred dollars ($100.00 per share) (the “Options”).  Subject to your continued employment, 60% of the Options (the “Service Options”) will vest at a rate of twenty-five percent (25%) per year of service with the Company, such that those Options will be 100% vested at the end of four (4) years employment.  The remaining 40% of the Options (the “Performance Options”) will vest at a rate of twenty-five percent (25%) per year of service with the Company, subject to both your continued employment and the achievement of annual EBITDA targets by the Company.  Notwithstanding the preceding sentence, if any portion of the Options fail to vest because the annual EBITDA targets are not attained for a given fiscal year, such portion of the Options may still subsequently vest and become exercisable if the Company achieves the cumulative EBITDA targets set with respect to a later fiscal year.  The grant of the Options is conditioned upon and subject to you becoming a party to the Company’s Stockholders

Agreement.  The Options will, in accordance with the terms of the Plan pursuant to which such Options are issued, be subject to such standard equitable adjustments as the Company deems necessary or appropriate to prevent substantial enlargement or dilution of your rights in the event of certain corporate transactions and extraordinary events, including a grant of extraordinary dividends.  Nothing in this provision shall act as a guarantee of any specific value of the Company stock other than the value described in the stock plan itself.  In connection with an initial public offering of the Company stock, the Company reserves the right to convert the Options into options to purchase equity securities of an entity other than the Company, if such entity will become the public company, and such equitable adjustments will be made to the terms and conditions of your Options as the Company deems necessary or appropriate.

Subject to your continued employment with the Company through the consummation of a change in control, the Service Options will vest as necessary to enable you to exercise your rights pursuant to a ‘Tag-Along Sale’ and to satisfy the Company’s rights with respect to a ‘Drag-Along Sale’ (in each case, pursuant to the Company’s Stockholders Agreement).  All unvested Performance Options will vest upon a change in control of the Company if, and only if, such change in control yields for the Company’s controlling stockholder and its affiliates a certain minimum cash-on-cash return on the investment in the Company made by Company’s controlling stockholder and its affiliates, provided you are employed by the Company on the date that such change in control is consummated.

As a senior executive of the Company, you will be required to enter into a restrictive covenants agreement which will include, without limitation: (i) an ongoing covenant not to disclose confidential information of the Company or any of its subsidiaries, (ii) an ongoing covenant not to make disparaging statements of any kind or in any form about the Company or any of its subsidiaries, (iii) a covenant not to solicit any employees or Pharmacy Benefit Management (PBM) customers of the Company or any of its subsidiaries during the term of your employment and for a period of twenty four (24) months following termination of your employment, and (iv) a covenant not to compete, directly or indirectly, with the Company or any of its subsidiaries, including, without limitation, by providing services of any kind or in any capacity for any company engaged in a business similar to that of the Company in, or within a one hundred (100) mile radius of, the New York City metro vicinity and in any other geographic area in which the Company then has plans to expand, during the term of your employment and for a period of six months (6) months following termination of your employment.  You acknowledge and agree that the Company will be entitled to preliminary and permanent injunctive relief (without the necessity of proving actual damages) as well as an equitable accounting of all earnings, profits and other benefits arising from any violation by you of these restrictive covenants, in addition to any other legal or equitable rights or remedies to which the Company may be entitled.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason or no reason, with or without cause.  In the event the Company terminates your employment other than for “cause”, or you terminate your employment for “good reason”, (i) you will be paid severance equal to one year of your base salary determined using your then-current salary rate in effect at the time of your termination, payable in bi-weekly installments, (ii) you will be entitled to receive a pro-rated annual bonus in respect of the year of termination equal to the product of (x) the amount of annual bonus that would have been payable to you (based on actual performance of the Company for such year) under the Company’s performance incentive plan had your employment not so terminated and (y) a fraction, the numerator of which is the number of days elapsed in the fiscal year in which such termination occurs through such termination and the denominator of which is 365 (“Pro-Rated Bonus”), payable when such annual bonuses are paid to other senior executive officers of the Company.  If your employment terminates due to your death or disability, the Company shall pay you (or your estate, as applicable) a Pro-Rated Bonus.

The Company’s payment of this severance and Pro-Rated Bonus will be subject to both your execution (within 30 days following termination of employment) of a general release of claims against the Company and its subsidiaries in a form to be provided by the Company and your continuing compliance with all restrictive covenants to which you are subject under this offer letter, the restrictive covenants agreement, or otherwise.  For purposes of this offer letter “cause” shall mean termination for:  (1) a failure to follow lawful instructions of the Chief Executive Officer; (2) serious misconduct, dishonesty or disloyalty which results from a willful act or omission and which is materially injurious (or if public could be materially injurious) to the reputation or financial interests of the Company, including without limitation, sexual or racial harassment of any employee of the Company, any of its subsidiaries or of any person engaged in business with the Company or any of its subsidiaries; (3) being convicted of (or entering into a plea bargain admitting criminal guilt to) any crime; (4) willful and continued failure to substantially perform your duties; (5) commission of any act of fraud or embezzlement against the Company or any subsidiary thereof; (6) material breach of any covenant or Company policy regarding the protection of the Company’s business interests, including, without limitation, policies addressing confidentiality and non-competition; or (7) a material breach of this offer letter.  In the event of termination of your employment for any reason, with or without cause, you will be entitled to any earned but unpaid salary through the date of termination, plus any earned and accrued unused vacation pay, any accrued but unpaid business expenses, and any other vested and accrued compensation and benefits payable in accordance with the applicable Company policy or plan.  If your employment is terminated by the Company for cause, you will not be entitled to any other compensation from the Company, including, without limitation, severance pay, and any unpaid bonus together with all of your outstanding vested and unvested Options will be immediately forfeited.

For purposes of this offer letter, “good reason” shall mean (in the absence of your written consent) the occurrence of any of the following events or circumstances:

(i)                                   the assignment to you of any duties materially and adversely inconsistent with your position as Senior Vice President, Pharmacy, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company within the time period set forth below after receipt of notice thereof given by you;

(ii)                                any decrease in your base salary, other than a decrease of less than 10% of your base salary in connection with a reduction of not less than the same percentage of base salary for all other similarly situated senior executives of the Company (i.e., all Senior Vice Presidents);

(iii)                           any intentional material breach by the Company of this offer letter, other than an isolated, insubstantial and inadvertent breach not occurring in bad faith and that is remedied by the Company within the time period set forth below after receipt of notice thereof given by you;

(iv)                            the Company’s requiring you to be based primarily at a location more than 50 miles from the Company’s headquarters office; or

(v)                               the Company’s entering into or otherwise establishing, after the date hereof, an agreement, plan or arrangement that provides compensation and benefits to one or more similarly situated senior executives (i.e., Senior Vice Presidents) in the event of a change in control of the Company that is materially more favorable than any such compensation and benefits provided to you in the event of a change in control of the Company;

provided, however, that any event described in clause (i), (ii), (iii), (iv) or (v) shall not constitute good reason unless you have given the Company prior written notice of such event and the Company has not cured such event (if capable of cure) within (30) days following receipt of such notice.

You will be reimbursed for all normal business expenses in accordance with Company policy.  You will be reimbursed for relocation expenses in accordance with Company policy, determined by reference to what is usual and customary for an individual holding your position and which will include usual and customary moving expenses (to the extent such moving expense reimbursements are taxable as compensation to you, the Company shall provide you with a tax gross-up payment equal to the amount of all taxes in respect of such moving expense reimbursements, plus any taxes payable in connection with the tax gross-up payment).  You agree that you will endeavor to relocate to the New York City metro vicinity within two (2) months of the Effective Date.  For a period of up to ninety (90) days following the Effective Date, the Company will reimburse you for reasonable temporary housing and reasonable travel expenses to and from the New York City metro vicinity for you, up to a maximum of three (3) round-trips.  For the avoidance of doubt, none of the payments referenced in this paragraph or elsewhere in this letter will be grossed up for tax unless specifically noted.

Representations and Warranties.  You represent and warrant to the Company that you are not a party to or bound by any enforceable agreement, covenant or other obligation with any other person or entity which would restrict or otherwise interfere with your ability to commence employment with the Company and perform your duties hereunder.  You further represent and warrant that you will not disclose or use in connection with your employment with the Company any information or trade secrets which constitute ‘confidential information’ or ‘proprietary information’ (or any similar term) as defined in any agreement, covenant or other obligation that you are a party to or bound by with any other person or entity, including, without limitation, your previous employers, to the extent, if any, that you are in possession of such information.  You acknowledge that you have been represented by counsel in connection with the negotiation of the terms of this offer letter and the commencement of your employment with the Company.

Miscellaneous. This offer letter will be governed by, and interpreted in accordance with, the laws of the state of New York, without regard to the conflict of law provisions of any jurisdiction which would cause the application of any law other than that of the state of New York.  Any controversy or claim arising out of or relating to this offer letter (other than with respect to any restrictive covenants to which you are subject), or the breach thereof, will be settled by arbitration administered by one arbitrator of the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect.  Unless otherwise awarded by the arbitrator, each party will be responsible for its own fees and expenses.

It is the intention of the parties that the severance payments and benefits are not construed as “deferred compensation” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and that the restrictions and possible delays in payment that could be imposed under Section 409A should not apply.  However, notwithstanding the foregoing, if the Company reasonably concludes that it is reasonably necessary to avoid additional or accelerated taxation pursuant to Section 409A in respect of the severance payments and benefits to which you may become entitled hereunder, then you shall not receive such payments or benefits until the first regular payroll date which occurs at least six months following the date of your termination of employment, at which time you shall receive a single lump sum payment for all amounts that would have been payable in respect of the period preceding such date but for the delay imposed on account of Section 409A, and the remainder of such payments shall thereafter be paid in equal installments on the original schedule.  In furtherance of the intent of this paragraph, each severance payment or installment shall be treated as a separate payment in order to maximize the application of payments during the “short term deferral period” under Section 409A.

This offer letter is intended to memorialize the offer of employment provided by the Company and if these terms are acceptable, to create an at-will employment relationship under these terms until such time as a mutually agreeable definitive employment agreement is entered into by you and the Company reflecting the terms of this offer letter and other customary terms.  Nothing in this offer letter is intended or shall have the effect of modifying or amending the terms, conditions or requirements of any benefit plan, retirement plan or welfare plan or arrangement offered by the Company.  During your employment, you will remain subject to, and be required to abide by, all terms, conditions and requirements of the policies and practices dictated by the Company for executive employees.

We all look forward to you joining our team in the near future.  Please do not hesitate to call me if you have any questions.

Sincerely,

/s/ JOHN A. LEDERER
John A. Lederer
Chairman and Chief Executive Officer

/s/ FRANK V. SCORPINITI
Mr. Frank V. Scorpiniti/Date

CC: Mr. John Henry—SVP/CFO